Exhibit 99.1

Vantage Drilling Company Reports Second Quarter 2009 Results

HOUSTON, TX—(MARKET WIRE)—August 10, 2009—Vantage Drilling Company (“Vantage”) (AMEX: VTG-U) (AMEX:VTG) (AMEX: VTG-WS) reports net income of $4.0 million or $0.04 per diluted share for the three months ended June 30, 2009 as compared to a loss of $0.5 million or ($0.01) per diluted share for the three months ended June 30, 2008.

For the six months ended June 30, 2009, Vantage reports net income of $6.3 million or $0.07 per share as compared to $0.6 million or $.01 per share for the six months ended June 30, 2008.

Paul Bragg, President and Chief Executive Officer, commented, “The second quarter of 2009 was another period of achievement for Vantage as we took delivery of our second jackup rig, the Sapphire Driller. The Sapphire Driller is contracted to work in West Africa for the remainder of 2009 and for a 6 to 12 month period in 2011.

Summarizing several important accomplishments are the following:

•	Emerald Driller operating in Thailand achieved 99% plus productive time for the second quarter and year to date.

•	Accepted delivery of Sapphire Driller ahead of schedule and on budget.

•	Contracted the Sapphire Driller for work in West Africa and rig is currently enroute to its first drilling location.

•	Achieved first steel cutting on the Platinum Explorer (45% ownership drillship) on schedule.

•	Completed a private placement of common stock raising $25.7 million.

Vantage Drilling Company is a Cayman Islands exempted company. Our primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of four ultra-premium jackup rigs and a 45% ownership interest in an ultra-deepwater drillship, and our five managed drilling units, we are a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Vantage Drilling Company

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2009	2008
Revenues
Contract drilling services	$15,506	$—
Management fees	5,300	—
Reimbursables	1,387	—

Total revenues	22,193	—

Operating costs and expenses
Operating costs	9,942	—
General and administrative	4,055	1,976
Depreciation	2,102	6

Total operating costs and expenses	16,099	1,982

Income (loss) from operations	6,094	(1,982)
Other income (expense)
Interest income	—	1,326
Interest expense	(1,310)	—
Other income	87	—

Total other income (expense)	(1,223)	1,326

Income (loss) before income taxes	4,871	(656)
Income tax provision (benefit)	919	(125)

Net income (loss)	$3,952	$(531)

Earnings (loss) per share
Basic	$0.04	$(0.01)
Diluted	$0.04	$(0.01)

Vantage Drilling Company

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Revenues
Contract drilling services	$25,293	$—
Management fees	9,442	—
Reimbursables	1,754	—

Total revenues	36,489	—

Operating costs and expenses
Operating costs	15,582	—
General and administrative	7,491	2,696
Depreciation	3,758	12

Total operating costs and expenses	26,831	2,708

Income (loss) from operations	9,658	(2,708)
Other income (expense)
Interest income	8	3,831
Interest expense	(2,058)	—
Other income	173	—

Total other income (expense)	(1,877)	3,831

Income before income taxes	7,781	1,123
Income tax provision	1,471	483

Net income	$6,310	$640

Earnings per share
Basic	$0.07	$0.01
Diluted	$0.07	$0.01

Vantage Drilling Company

Consolidated Balance Sheet

(In thousands, except par value information)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,625	$16,557
Restricted cash	15,705	1,700
Trade receivables	15,203	3,186
Inventory	6,934	—
Prepaid expenses and other current assets	4,016	2,077

Total current assets	46,483	23,520

Property and equipment
Property and equipment	627,191	631,008
Accumulated depreciation	(3,870)	(112)

Property and equipment, net	623,321	630,896

Other assets
Investment in joint venture	75,619	—
Other assets	18,574	10,867

Total other assets	94,193	10,867

Total assets	$763,997	$665,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,966	$3,827
Accrued liabilities	13,808	14,766
Short-term debt	15,070	11,239
Current maturities of long-term debt	19,410	6,000

Total current liabilities	53,254	35,832

Long-term debt	158,058	133,000
Commitments and contingencies	—	—
Shareholders’ equity
Preferred shares, $0.001 par value, 1,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.001 par value, 400,000 shares authorized; 109,299 and 75,708 shares issued and outstanding	109	76
Additional paid-in capital	592,222	542,331
Retained deficit	(39,646)	(45,956)

Total shareholders’ equity	552,685	496,451

Total liabilities and shareholders’ equity	$763,997	$665,283

Vantage Drilling Company

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,310	$640
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	3,758	12
Amortization of debt financing costs	464	—
Share-based compensation expense	2,391	184
Deferred income tax benefit	—	(814)
Changes in operating assets and liabilities:
Restricted cash	(14,005)	(600)
Trade receivables	(12,018)	—
Inventory	(6,934)	—
Prepaid expenses and other current assets	(1,939)	(606)
Other assets	(170)	—
Accounts payable	1,139	940
Accrued liabilities	9,042	643
Short-term debt	760	—

Net cash provided by (used in) operating activities	(11,202)	399

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of assets	—	(213,397)
Additions to property and equipment	(67,248)	(2,064)
Investment in joint venture	(15,574)	—
Deferred acquisition costs	—	757
Restricted cash held in trust account	—	273,109

Net cash provided by (used in) investing activities	(82,822)	58,405

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit agreement	41,821	34,000
Repayment of long-term debt	(3,353)	—
Proceeds from issuance of ordinary shares in private placement, net	24,954	—
Proceeds from warrant exercise in connection with joint venture	15,600	—
Proceeds from short-term notes payable-shareholders	4,000	—
Repayments of short-term debt	(930)	—
Debt issuance costs	—	(8,473)
Advances from stockholders of OGIL	—	3,300
Repayments of advances from stockholders of OGIL	—	(3,300)
Repayment of deferred underwriters fee	—	(8,280)

Net cash provided by financing activities	82,092	17,247

Net increase (decrease) in cash and cash equivalents	(11,932)	76,051
Cash and cash equivalents—beginning of period	16,557	1,263

Cash and cash equivalents—end of period	$4,625	$77,314

Contact:

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700